Exhibit 10.42

Nicholas M. Mitchell

Via E-mail

September22, 2026

Dear Nick,

Re: LETTER OF APPOINTMENT

We have pleasure in confirming the terms and conditions under you will continue to be employed in the position of Chief Operating Officer at Renergen Limited (or any successor corporation thereto) (the Company). This LOA and the Conditions (each, as defined below) shall supersede and replace, effective as of the date hereof (Effective Date), any and all prior or contemporaneous agreements between the parties with regard to the subject matter contained herein.

Background:

Renergen is a wholly-owned subsidiary of ASP Isotopes Inc., a Delaware corporation (“ASPI”), whose principal asset is its 94.5% equity ownership in Tetra4 Proprietary Limited (“Tetra4”). Tetra4 holds an onshore petroleum production right and engages in the production and liquefaction of natural gas and the exploration and development of helium resources at the Virginia Gas Plant located in Free State Province, South Africa. ASPI has formed Noble Africa LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Noble Africa”), for the purpose of serving as an intermediate holding company for the Company’s shares in Renergen.

On June 25, 2026, ASPI entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among ENDRA Life Sciences Inc., a Delaware corporation (“Pubco”), Noble Africa, Renergen and Kruger Merger Sub LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of ENDRA (“Merger Sub”), pursuant to which Merger Sub will merge with and into Noble Africa (the “Merger”), with Noble Africa surviving the Merger as a direct wholly-owned subsidiary of Pubco. Prior to the effective time of the Merger, ASPI will contribute all of its equity interest in Renergen to Noble Africa in exchange for 55,500,000 of Noble Africa’s Class B Units. Following the Merger, Pubco is expected to be renamed “4K Resources Inc.” and its common stock is expected to be listed on Nasdaq. Consummation of the Merger is subject to certain closing conditions, including the approval by the shareholders of ENDRA, receipt of a written consent of the U.S. Internal Development Finance Corporation and other matters.

You understand that a new employment agreement with Pubco (or a subsidiary of Pubco) may be prepared in connection with the closing of the Merger.

Your conditions of employment will be as follows:

1.
Terms

This letter of appointment (LOA) must be read together with the Company’s terms and conditions of employment (Conditions) attached to this LOA, and the Conditions are included in and form part of the LOA as if specifically recorded in this LOA, including any amendments and updates to the Conditions from time to time. Capitalized terms used herein but not defined shall have the meaning set forth in the Conditions.

2.
Position
2.1
You will continue to be employed as Chief Operating Officer at the Company and may hold certain roles for members of the Group, subject to receipt of all applicable work authorizations.
2.2
Your responsibilities are determined by guidelines specific to your position as well as any other codes of conduct and policies of general application of the Group. Additional roles and responsibilities will be assigned at the discretion of the Company and confirmed in writing.
2.3
You will report to the board of directors of the Company.
2.4
You will be based at Renergen’s offices at Sandton Gate Office Park, North Core, 2nd Floor, 25 Minerva Ave, Glenadrienne, Sandton or such location or locations in South Africa as you and the board of directors of the Company shall determine, by mutual agreement (Premises).
3.
Remuneration
3.1
You will be paid an annualized basic salary of the ZAR equivalent of $425,000 as of January 30, 2026 (or ZAR 6,860,775) per annum before deductions. Your salary shall be paid monthly in arrears into an account of your choice and will be subject to all deductions referred to in the Conditions.
3.2
Your salary shall be paid monthly in arrears into an account of your choice and will be subject to all deductions referred to in the Conditions.
3.3
You will be eligible for bonus payments, equity incentive compensation, and termination-related benefits in accordance with the Compensation Exhibit attached to this LOA.
4.
Working Hours
4.1
The Company presently works a five-day week, and your normal working hours will be from 08:00 to 16:00 from Monday to Friday, with a 30-minute lunch break unless you are required to work shifts. A shift roster will be available to dictate required working days and hours where applicable.
4.2
The starting and finishing times can be changed by mutual consent between the employer and the employee. This privilege will be withdrawn should the employee not work the hours required. The work demand as dictated by client contracts shall however dictate the required working hours.

4.3
Due to pressure of work, you may be requested to work outside these days and hours from time to time. No overtime will ordinarily be paid in respect of work outside normal office hours, as a certain amount of overtime has been included in your remuneration.

Please indicate your acceptance of the conditions of employment as set out above by signing and returning the duplicate copy of this letter to me.

I trust that your association with the Company will be a long and rewarding one.

Yours sincerely,

/s/ Paul E. Mann

Renergen Limited

ACCEPTANCE CLAUSE

I, Nicholas M. Mitchell, accept the offered appointment to the staff of Renergen Limited, on the terms and conditions contained in this letter.

I acknowledge that this offer and acceptance constitutes the entire agreement between Renergen Limited and myself.

/s/ Nicholas M. Mitchell	9/22/2026

SIGNATURE	DATE

Nicholas M. Mitchell - Compensation Exhibit to LOA

In addition to the basic salary described in the Letter of Appointment dated September 22, 2026 between you and Renergen Limited (the Company), you will be eligible to receive the following compensation during your employment with the Company pursuant to the LOA:

1. Incentive Compensation and Bonuses

(a)
Annual Bonus. For each fiscal year during your employment with the Company pursuant to the LOA, you shall be eligible to receive a bonus (the “Annual Bonus”), if any, in the target amount of fifty percent (50%) of your basic salary, with the amount of such bonus determined from time to time by the board of directors of the Company, subject to approval of the compensation committee or the board of directors of ASP Isotopes Inc. in its discretion. The Annual Bonus, if any, shall be paid promptly after determination that the relevant targets, if any, have been met. Annual Bonuses may be paid in a mixture of cash and common stock, the ratio of which will be determined by the board of directors of the Company, subject to approval of the compensation committee or the board of directors of ASP Isotopes Inc. in its discretion.
(b)
Equity Compensation. You will be eligible to participate in any equity-based incentive compensation plan adopted by the Company or an affiliated company, including ASP Isotopes Inc. (such awards under such plan, the “Share Awards”) as the board of directors of the Company or the compensation committee or the board of such other affiliated company may from time to time determine. Share Awards shall be subject to applicable plan terms and conditions and in such amounts and subject to such terms and conditions as determined by the board of directors of the Company or the compensation committee or the board of such other affiliated company.

2. Severance Compensation

Upon termination of employment for any reason, you shall receive the Accrued Obligations (as defined in Section 3 of this Compensation Exhibit).

In all events, to the extent permitted by applicable law, the Company shall deduct, from all payments made hereunder, all applicable taxes and other appropriate deductions.

In the event of your termination by the Company other than for Cause or termination by you for Good Reason, in either case after 12 months of employment after the Effective Date, and you sign an effective release of claims provided by the Company or an affiliated company, you (or your estate, in the event of death) shall be entitled to the following:

(a)
With respect to any Share Awards held as of your death or Disability, or your termination without Cause or for Good Reason after your first 12 months of employment after the Effective Date, that are not vested and exercisable as of such date, the vesting and exercisability of such Share Awards shall be subject to accelerated vesting, so that all such Share Awards shall be fully vested and exercisable as of your termination. Any such Share Awards that are options (as well as any options that previously became vested and exercisable) shall remain exercisable, notwithstanding anything in any other agreement governing such options, until the earlier of (X) a period of 1 year after your termination or (Y) the original term of the option. For the avoidance of doubt, the provisions of this Section 2(a) shall not be applicable in the event of your voluntary resignation without Good Reason, if your termination is for Cause, or if your employment with the Company is terminated without

Cause or for Good Reason during the first 12 months of your employment after the Effective Date. The payment to you of any amounts or benefits arising as a result of the termination of your employment are conditional upon the execution by you of a full and final release of all claims and possible claims, in a form acceptable to the Company.
(b)
To the extent permitted by applicable law, for a period of 120 days after your last day of employment, the Company shall pay the monthly premiums for health benefits under any health benefits plans in which you were a participant immediately prior to your last date of employment with the Company, or, in the event that any such benefit plans or applicable law do not permit coverage of you following your last date of employment with the Company without adversely affecting the Company’s benefit plans, the Company may pay cash in lieu of the cost of such coverage.

3. Termination of Employment

(a)
Death. If you die during your employment with the Company, your employment with the Company shall automatically terminate on such date. The Company shall provide to your estate the Accrued Obligations and the severance benefits described in Section 2(a).
(b)
Disability. If you shall be prevented during your employment with the Company from performing your essential functions to the full extent required by the Company (and, if applicable, any of its affiliates) by reason of Disability (as defined below), your employment with the Company shall automatically terminate. The Company shall provide to you the Accrued Obligations and the severance benefits described in Section 2(a), subject to your signing an effective release of claims. “Disability” shall mean a physical or mental disability that prevents the performance by you, with or without reasonable accommodation, of your essential duty functions for an aggregate of 90 days or longer during any 12 consecutive months. The determination of your Disability shall be made by an independent physician who is reasonably acceptable to the Company and you (or your representative), be final and binding on the parties hereto and be made taking into account such competent medical evidence as shall be presented to such independent physician by you and/or the Company or by any physician or group of physicians or other competent medical experts employed by you and/or the Company to advise such independent physician.
(c)
Cause.
(i)
The Company may terminate your employment for Cause. “Cause” shall mean: (a) the willful and continued failure of you to perform substantially your duties and responsibilities for the Company (other than any such failure resulting from your death, Disability, or approved leave-of-absence) after a written demand by the board of directors for substantial performance is delivered to you by the Company, which specifically identifies the manner in which you have not substantially performed your duties and responsibilities, which willful and continued failure is not cured by you within 30 days following your receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to, a felony, or (c) fraud, dishonesty or gross misconduct which is materially and demonstratively injurious to the Company. Termination under clauses (b) or (c) of this Section 3(c)(i) shall not be subject to cure.

(ii)
For purposes of this Section 3(c), no act, or failure to act, on the part of you shall be considered “willful” unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interest of the Company.
(iii)
Upon termination for Cause, the Company shall have no further obligations or liability to you or your heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Accrued Obligations. To the extent permitted by applicable law, the Company shall deduct, from all payments made hereunder, all applicable taxes and other appropriate deductions. Any unvested Share Awards shall be forfeited in accordance with the terms of the applicable equity incentive plan and award agreement(s).
(d)
For Good Reason.
(i)
You may terminate your employment with the Company for “Good Reason” after the first 12 months of your employment after the Effective Date. For purposes of this Section 3(d), “Good Reason” shall mean the occurrence of any of the following events without your consent: (A) the assignment to you of duties that are significantly different from, and/or that result in a substantial diminution of your duties (including reporting to anyone other than the board of directors of the Company); (B) the assignment to you of a title that is different from and subordinate to the title of Chief Operating Officer; (C) a material reduction in your basic salary or total annual cash compensation opportunity; or (D) material breach by the Company of the LOA or Conditions.
(ii)
You shall not be entitled to terminate your employment with the Company for Good Reason unless and until you shall have delivered written notice to the Company within 90 days of the date upon which the facts giving rise to Good Reason occurred of your intention to terminate employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within 30 days of its receipt from you of such written notice. In the event you elect to terminate your employment for Good Reason, such election must be made within 12 months following the initial existence of one or more of the conditions constituting Good Reason.
(iii)
In the event that you terminate employment with the Company for Good Reason after the first 12 months of your employment after the Effective Date, the Company shall provide to you the Accrued Obligations and the severance benefits described in Section 2(A) and (B), subject to your signing an effective release of claims.
(e)
Without “Good Reason”. You shall be entitled to terminate your employment with the Company without Good Reason by providing prior written notice of at least 4 weeks to the Company. Upon termination by you of your employment with the Company without Good Reason, the Company shall have no further obligations or liability to you or your heirs, administrators or executors with respect to compensation and benefits thereafter, except for the Accrued Obligations.

(f)
By the Company. The Company shall be entitled to terminate your employment with the Company without Cause by providing prior written notice of at least 4 weeks to you. Upon termination by the Company of your employment with the Company without Cause after the first 12 months of your employment after the Effective Date, The Company shall provide to you the Accrued Obligations and the severance benefits described in Section 2(A) and (B), subject to your signing an effective release of claims. If the Company terminates your employment without Cause within the first 12 months of your employment after the Effective Date, the Company shall pay you the Accrued Obligations.
(g)
Accrued Obligations. The term “Accrued Obligations” shall mean (i) any basic salary earned through the date of termination; (ii) any earned but unpaid Annual Bonus; (iii) pro-rated Annual Bonus for the year of termination; (iv) reimbursement of any and all reasonable expenses paid or incurred by you in connection with and related to the performance of your duties and responsibilities for the Company during the period ending on the termination date to be paid; (v) any accrued but unused vacation time through the termination date in accordance with Company policy; (vi) any accrued and vested benefits under any benefit plans or programs; and (vii) all Share Awards earned and vested as of the date or termination.

4. Other Benefits

During the term of this LOA, you shall be eligible to participate in incentive, stock purchase, savings, retirement and welfare benefit plans, including, without limitation, health, medical, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s managerial or salaried executive employees and/or its senior executives.

The Company shall pay one hundred percent (100%) of the cost for any group medical, vision and/or dental coverage elected by and for you and one hundred (100%) of the additional incremental cost for any group medical, elected by you for your family. Notwithstanding the foregoing, (i) the Company reserves the right to impose an employee contribution requirement for health insurance premiums, and (ii) to extent payment of such cost will result in a violation of any statute or regulation of similar effect, then the parties shall negotiate in good faith an alternative arrangement that places you in substantially the same after-tax position. In addition, the Company reserves the right to change its employee benefit plan design and administration.

TERMS AND CONDITIONS OF EMPLOYMENT

1.
DEFINITIONS

In these Conditions the following terms shall have the following meanings unless the context clearly indicates a contrary intention:

1.1.
Annual Leave Cycle shall mean a period of 12 (twelve) consecutive months of employment with the Company;
1.2.
ASPI shall mean ASP Isotopes Inc. (a corporation incorporated in the State of Delaware, United States of America), an affiliate of the Company, or any successor corporation thereto;
1.3.
Business Day shall mean any day other than a Saturday, Sunday or public holiday in the Republic of South Africa;
1.4.
Code of Conduct refers to any code of conduct or policy of the Company as published and updated from time to time including, without limitation, any human resources policy and procedure manual;
1.5.
Conditions shall mean these terms and conditions of employment, its annexures and any Code of Conduct from time to time;
1.6.
Confidential Information shall mean any information obtained in the course of the Employee’s employment regarding or related to the business dealings or affairs of the Group, information relating to the Intellectual Property, and including but not limited to the following:
1.6.1.
the Client base and business contacts of the Group;
1.6.2.
the suppliers, agents and Client lists of the Group;
1.6.3.
the marketing, cost, pricing and other policies of the Group;
1.6.4.
marketing material prepared for Clients, including guides and information sheets of the Group;
1.6.5.
information relating to business strategies of the Group;
1.6.6.
information relating to marketing plans and forecasts of the Group;
1.6.7.
information relating to the business and operating support systems and procedures (including but not limited to the billing system, the finance and accounting system, the customer relationship management system) of the Group;
1.6.8.
Trade Secrets;
1.6.9.
the software and related documentation of the Group; and
1.6.10.
any and all information relative to any business conducted by the Group which is not public knowledge;
1.7.
Client shall mean any person which the Company or the Group provides goods and/or services to;

1.8.
Effective Date shall mean the first date of employment of the Employee as reflected in the LOA;
1.9.
Employee shall mean the employee described in the LOA;
1.10.
Group shall mean, prior to the closing of the Merger, Renergen and all of its direct or indirect subsidiaries from time to time; and, after closing of the Merger, Group shall mean Pubco and all of its direct or indirect subsidiaries from time to time, including, without limitation, Renergen;
1.11.
Intellectual Property shall mean any and all intellectual property rights including but not limited to patents and patent applications; trade marks, trade names, designs, brand names, brand marks, trade dress rights, together with the goodwill associated with any of the foregoing, including applications, registrations and renewals thereof; copyrights and works of authorship; proprietary, confidential or non-public information; processes, designs, drawings, specifications, formulae, databases, models, methods, research and development, know-how, manufacturing and production processes and techniques, inventions, discoveries, concepts, ideas, Trade Secrets, technical data and other technical proprietary information;
1.12.
LOA shall mean the letter of appointment of the Employee with the Company, to which these Conditions are attached;
1.13.
LRA shall mean the Labour Relations Act, 1995;
1.14.
Medical Certificate shall mean a certificate issued and signed by a Medical Practitioner;
1.15.
Medical Practitioner shall mean a person entitled to practice as a medical practitioner in terms of Section 17 of the Health Services Professions Act, 1974;
1.16.
Parental Leave shall have the meaning ascribed to that terms in clause 14.1.1;
1.17.
Parties shall mean the Employee and the Company and Party shall, as the context requires, be a reference to any one of them;
1.18.
Premises shall mean the Employee’s office of employment as stipulated in the LOA;
1.19.
Provident Fund shall mean any provident fund, group life, funeral and disability benefit offered by the Company to employees from time to time;
1.20.
Pubco shall mean ENDRA Life Sciences Inc., a Delaware corporation, and any successor corporation;
1.21.
Sick Leave Cycle shall mean a period of 36 (thirty six) months’ employment with the Company immediately following the Effective Date or after the completion of an Employee’s prior Sick Leave Cycle;
1.22.
Signature Date shall mean the date of last signature of the LOA;
1.23.
Specified Activities shall mean the business activities conducted by the Company or any other company in the Group;
1.24.
Territory shall mean the Republic of South Africa, the United States, and any other country in which the Specified Activities are or have been conducted;

1.25.
Termination Date shall mean the date on which the Employee’s employment with the Company is terminated, for any reason whatsoever;
1.26.
Trade Secrets shall mean manufacturing know-how, processes, techniques, designs, knowledge of or influence over the Clients, the contractual arrangements between the Group and Clients, the financial details of the Company and the Group and the Group’s relationship with its Clients, including credit or discount terms, the names of the Company’s prospective clients and their requirements, details of the Company’s and the Group’s financial structure and operating results, details of the remuneration paid by the Company and the Group to its various officers and employees and of their duties, as well as of all other matters which relate to the business of the Company or the Group and in respect of which information is not readily available, in the ordinary course of business, to a competitor of the Company or the Group; and
1.27.
UIF shall mean the Unemployment Insurance Fund established pursuant to the Unemployment Insurance Act, 2001.
2.
INTERPRETATION
2.1.
The headings to clauses of these Conditions have been inserted for convenience only and shall not affect the construction and interpretation hereof.
2.2.
In these Conditions, unless the context otherwise requires:
2.2.1.
the singular import and include the plural and vice versa;
2.2.2.
words indicating one gender shall import and include the other gender and the use of the words “them” and “their” in these Conditions shall as the context requires, refer to “him”, “her”, “his” or “hers” as the context requires; and
2.2.3.
words indicating natural persons shall include juristic persons.
2.3.
In the event of any conflict between these Conditions and any contracts or understandings concluded or arrived at in pursuance hereof, the provisions of these Conditions shall prevail and shall take precedence over the said contracts or understandings as between the Parties.
3.
APPOINTMENT AND DURATION
3.1.
Notwithstanding the Signature Date, these Conditions will be effective from the Effective Date.
3.2.
The Employee will initially be employed as set out in the LOA provided that the duties of the Employee’s position may change over time at the discretion of the Company to reflect changes in business needs and objectives.
3.3.
The Employee may be required to render services at the Premises or such other location as required by the Company from time to time to enable the Company to exploit, expand or consolidate its business interests and/or operations. Should the Company intend to transfer the Employee to another location, or to second the Employee to such location for a specific period, the Employee shall not unreasonably refuse to take up such transfer or secondment.
3.4.
The Employee shall undertake all duties, functions and responsibilities set out in the LOA, and such other instructions, duties, functions, and responsibilities as may be allocated to the Employee by the Company, the board of directors of the Company, the board of directors of ASPI, or any of their duly authorised representatives from time to time.

3.5.
The Employee shall at all times faithfully, promptly and punctually carry out and perform all the Employee’s duties including such duties as may conform with the Employee’s position, be they delegated or assigned to the Employee.
3.6.
The Employee warrants that they are capable and competent to perform the duties for which they have been employed and that they have the necessary skills and knowledge to perform their duties competently and to the satisfaction of the Company.
4.
[Intentionally deleted]
5.
APPOINTMENT TO BE FULL-TIME
5.1.
During the Employee’s employment with the Company the Employee shall devote their full business time, attention and best efforts during normal business hours to the affairs of the Company and shall not be engaged either directly or indirectly as agent, director, shareholder, or in any manner whatsoever in any other form of business without the prior written consent of the Company. Notwithstanding the foregoing, nothing herein shall preclude the Employee from devoting reasonable periods of time to: charitable and community activities; delivering lectures, fulfilling speaking engagements, and any writing or publication relating to the Employee’s area of expertise; or managing personal investment assets; provided that, in each case, such activities do not interfere with the performance of the Employee’s duties, authorities and responsibilities with respect to the Company or other Group entities nor create a conflict of interest.
5.2.
The Employee shall not undertake any form of work or other business without the prior approval of the Company, in which case, the Employee’s services will be sub-contracted to the other company and/or employer via the Company.
5.3.
Without derogating from the generality of the provisions of clause 5.2 above, the Employee will not engage in any business, directly or indirectly, which could result in the Employee having a conflict of interests with the Company.
6.
CONDUCT AND GOOD FAITH

The Employee shall comply with the conduct required by the Company in accordance with the Code of Conduct and will at all times act in good faith in the fulfilment of all obligations under these Conditions.

7.
MISREPRESENTATION

The Employee shall not at any time make any untrue and/or defamatory statements about the Company or any Client, either during the currency of these Conditions, or after the Termination Date.

8.
HOURS OF WORK
8.1.
The Employee shall be required to work such hours and on such days as set out in the LOA, and will be expected to keep such hours of work as may be necessary to effectively undertake their tasks and responsibilities.
8.2.
The Employee must at least keep normal office hours as set out in the LOA or determined in the Code of Conduct, however, the daily office hours of the Company may be rescheduled from time to time to suit its operational requirements.

8.3.
The Employee may be required to work beyond office hours as scheduled by the Company from time to time, and to work Saturdays, Sundays and public holidays as may be required in terms of the Company’s operational requirements.
8.4.
The Employee will not receive additional payment for working beyond normal office hours or on Saturdays, Sundays and public holidays unless specifically agreed in writing.
9.
REMUNERATION
9.1.
The Employee’s remuneration shall be as set out in the LOA.
9.2.
The Employee’s remuneration shall be paid in periodic installments in accordance with the Company’s regular practices and subject to required withholding and deductions.
9.3.
The Employee’s gross annual salary shall be reviewed by the Company on the 1st Business Day of January each year and will be at the Company’s discretion based on factors such as performance, affordability, market practice and job grade.
10.
BONUS / INCENTIVE SCHEME
10.1.
The Employee may, at the sole and absolute discretion of the Company, participate in a bonus and/or incentive scheme subject to the rules of the bonus and/incentive scheme as varied from time to time by the Company at its absolute and sole discretion.
10.2.
Any such bonus and/or incentive will be assessed in respect of the Company’s financial years and any bonus and/or incentive will be paid annually in arrears.
10.3.
The Employee shall not be entitled to any such bonus and/or incentive as a right.
11.
EXPENSES
11.1.
The Company shall reimburse the Employee on a monthly basis all pre-approved expenses wholly, exclusively and necessarily incurred by them in the proper performance of their duties subject to the production to the Company of such receipts or other evidence of actual payment of the expenses as the Company may reasonably require.
11.2.
All expense claims must be submitted by the Employee in accordance with the applicable Code of Conduct of the Company and, to the extent applicable, the Company and ASPI.
12.
DEDUCTIONS
12.1.
The Company shall be entitled to deduct from the Employee’s remuneration:
12.1.1.
any amount that the Company is legally obliged to deduct in terms of any law, collective agreement, court order or arbitration award;
12.1.2.
any amount in respect of which the Employee’s written authority has been obtained;
12.1.3.
any amount recoverable for damage to the Company’s property;
12.1.4.
any amount due in respect of any loan made or credit granted to the Employee by the Company; and

12.1.5.
deductions in respect of a Provident Fund or medical aid.
12.2.
In the event of the Company granting the Employee access to and use of Company property or equipment which may be used on the Company’s premises and off site, the Employee must exercise due diligence in respect thereof and in the event of damage thereto, such damage being caused as a direct result of negligence on the part of the Employee, the Company shall be entitled to deduct from the Employee’s remuneration up to 100% (one hundred percent) of the value of the damage to the Company property or equipment.
12.3.
If any deduction contemplated in clause 12.2 would exceed more than one third (1/3) of the Employee’s monthly remuneration then a negotiated amount shall be deducted from the Employee’s remuneration every consecutive month until the portion for which the Employee is liable is settled in total.
12.4.
If the Employee at any time owes any amount to the Company, the Company is authorised by the Employee to deduct such amounts owed in accordance with the law, or set such amounts off against any amount owed by the Company to the Employee, subject to the provisions of clause 12.3 above, or, at the Termination Date, from any amounts due by the Company to the Employee.
12.5.
Subject to applicable law, the Employee will be covered under benefits plans consistent with the benefits plans available to other Company executives.
12.6.
The Employee hereby authorises the Company to deduct and withhold any payments or taxes required to be deducted by the Company for participation in benefits plans.
13.
LEAVE
13.1.
The Employee is entitled to 21 (twenty-one) Business Days paid leave per Annual Leave Cycle. Annual leave accrues monthly on a pro-rata basis.
13.2.
Leave days will accrue to a maximum of 40 (forty) leave days, whereafter annual leave falling due will be forfeited unless written approval is given by the managing director, provided that the Company has afforded the Employee a reasonable opportunity to take such leave.
13.3.
The Employee will receive payment of accrued leave not taken on the Termination Date up to a maximum number of 21 (twenty-one) leave days.
13.4.
Leave is at all times to be taken in consultation with the Employee’s immediate superior, and may be refused on the basis of the Company’s operational requirements, and the Company is entitled to oblige the Employee to take leave during certain times of the year due to operational requirements.
13.5.
All leave must be applied for in writing and submitted to the Employee’s immediate superior at least one month before the commencement of such leave for approval.
13.6.
The Company may shut down all or part of its operations regularly once a year and require the Employee to take leave during this period, even where this requires the Employee to take leave for which they are not fully reimbursed. The Company shall provide the Employee with at least 30 (thirty) days’ notice of such closedown.
13.7.
The Employee is entitled to 30 (thirty) working days paid sick leave over a 36 (thirty six)-month cycle.

13.8.
The Employee shall during the first six months after the Effective Date be entitled to 1 (one) day sick leave for every 26 (twenty six) days worked.
13.9.
If the Employee is absent from work due to illness for more than 2 (two) consecutive days, the Employee is obliged to supply the Company with a Medical Certificate setting out the reasons for the Employee’s absence and if the Employee is absent from work due to illness on 2 (two) occasions within any 8 (eight) week period, the Employee shall is also obliged to supply the Company with a Medical Certificate.
13.10.
Employees who have a contagious disease must take sick leave for the duration of that disease.
13.11.
The falsification of a Medical Certificate by an Employee is a serious offence and could lead to summary dismissal.
13.12.
Paid sick leave will not be granted if an Employee is unable to attend work because of an injury caused by dangerous activities participated in by that Employee during his private time (i.e. drinking, parachuting, racing etc.).
13.13.
Every Employee shall on the day of their return to work after any period of absence because of sickness submit a sick leave application in the prescribed manner together with a Medical Certificate (if applicable) to his or her immediate supervisor or head of department.
13.14.
Should an Employee be unable to produce a Medical Certificate where it is required, such Employee will not be entitled to paid sick leave for that period of absence.
13.15.
The entitlement to sick leave and the requirement to hand in a Medical Certificate will not apply to an inability to do work caused by an accident or occupational disease as defined in the Occupational Injuries and Diseases Act, 1993, except in respect of any period during which no compensation is payable in terms of that Act.
13.16.
The Employee is entitled to 3 (three) days family responsibility leave per year after 4 (four) months continuous employment with the Company if the Employee works more than four hours a day. Family responsibility leave does not accrue if not taken, and lapses at the end of an Annual Leave Cycle.
13.17.
An Employee may take family responsibility leave when:
13.17.1.
an employee’s child is sick;
13.17.2.
an Employee’s spouse, life partner, parent, adoptive parent, grandparent, child, adopted child, grandchild or sibling is severely ill or passes away.
13.18.
Before paying any family responsibility leave to an Employee, the Company may require reasonable proof of any event or circumstance for which family responsibility leave was taken.
13.19.
Unpaid leave may be granted in appropriate circumstances on compassionate grounds. Application for leave on compassionate grounds must be made in writing and approved by the Employee’s reporting manager, or the human resources department.

14.
PARENTAL LEAVE
14.1.
Entitlement and Allocation
14.1.1.
In respect of the birth of a child, the Employee is entitled to a period of parental leave of up to 4 (four) consecutive months after 6 (six) months continuous employment of the Employee by the Company from the Effective Date (Parental Leave), which Parental Leave may be taken by the Employee in full or in part, and may (to the extent permitted by applicable law) be allocated and/or shared between the Employee and the other parent of the child, as they may elect.
14.1.2.
The Employee shall notify the Company in writing of the intended commencement date and duration of Parental Leave as soon as reasonably practicable but in any event at least 2 (two) months prior to the intended commencement date, and shall provide such supporting documentation as the Company may reasonably require.
14.2.
Payment during Parental Leave
14.2.1.
Subject to clause 14.2.2, the Company will pay the Employee, for the period of Parental Leave taken by the Employee (up to 4 (four) months), a monthly parental-leave benefit equal to 100% (one hundred percent) of the Employee’s gross monthly salary during the first month, 75% (seventy-five percent) during the second and third months and 50% (fifty percent) during the fourth month.
14.2.2.
The Employee may apply for UIF benefits for any period of Parental Leave where eligible in addition to any payments under clause 14.2.1.
14.3.
Additional Leave
14.3.1.
In addition to Parental Leave taken under clause 14.1, the Employee may, subject to the Company’s operational requirements and approval:
14.3.1.1.
take up to 10 (ten) calendar days of unpaid leave; and/or
14.3.1.2.
utilise accrued annual leave (if available),

provided that the total period of leave taken in connection with the birth of a child under clauses 14.1 and 14.3 shall not exceed 4 (four) months and 10 (ten) calendar days in aggregate.

14.4.
Early Return / Part-time Arrangements
14.4.1.
The Employee may return to work prior to the expiry of the approved Parental Leave period, subject to reasonable prior written notice to the Company.
14.4.2.
Any arrangement for the Employee to work reduced hours, part-days, or to perform services during Parental Leave shall be by agreement in writing between the Parties, having regard to operational requirements of the Company.
14.4.3.
Where an Employee who has given birth seeks to return to work within 6 (six) weeks after the date of birth of a child the Employee must provide the Company with a Medical Certificate confirming fitness to return to work.

14.5.
Return to Work

Upon expiry of Parental Leave the Company’s standard policies relating to leave and hours of work will apply, and the Employee shall be entitled to resume duties on terms and conditions no less favourable than those applicable immediately prior to the commencement of Parental Leave.

14.6.
No Repayment

The Company shall not require repayment of any Parental Leave benefit paid under clause 14.2 should the Employee resign from the Company following Parental Leave, provided that the Employee provides 4 (four) month’s written notice of termination should the Employee wish to resign within a period of 4 (four) months after returning to the office.

15.
ABSENCE FROM WORK

Any absence from work without authority or good cause will result in the Employee not being entitled to any remuneration for such days of absence. The Company reserves the right to take disciplinary action, including but not limited to the termination of the Employee’s services, should the Employee’s absence from work be unacceptable.

16.
UNEMPLOYMENT INSURANCE FUND
16.1.
UIF membership is compulsory for all permanent Employees of the Company.
16.2.
The Company and Employee shall each contribute an amount equal to one percent of the cash component paid or payable by the Company to the Employee to the UIF on a monthly basis, as applicable.
17.
RETIREMENT AGE

The compulsory retirement age for all Employees is 65 (sixty five) years. Should the Company, in its sole discretion, decide to extend the Employee’s employment relationship with the Company after the compulsory retirement age, it will be on the basis of a fixed term contract of employment as agreed between the Company and the Employee.

18.
TERMINATION
18.1.
In addition to the termination provisions set forth in the Compensation Exhibit to the LOA, the Employee’s employment with the Company may be terminated by the Employee with 4 (four) weeks written notice.
18.2.
These Conditions may also be terminated by either Party without giving notice on such grounds as may be justified in law in accordance with the LRA and the Code of Conduct.
18.3.
On any termination of employment, the Employee agrees to comply with reasonable requests of the Company and/or ASPI, as applicable, to facilitate an effective handover of the Employee’s role. This obligation shall continue during any period of notice and after employment ends.
18.4.
Following any termination of employment, the Employee agrees to be available to, and to cooperate with, the Company and other Group entities and advisers in any internal investigation or regulatory proceedings arising out of matters which formed part of the Employee’s responsibilities during the employment. The Employee acknowledges that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on the Group’s behalf.
19.
RESTRAINT
19.1.
The Employee hereby irrevocably undertakes in favour of the Company that for a period of 12 (twelve) months after the Termination Date, the Employee will not anywhere in the Territory, whether directly or indirectly, in any manner whatsoever and whether alone or jointly or together with or as agent (including, without limitation as employee or consultant) for any other person, partnership, company, body corporate or association of any nature whatsoever:
19.1.1.
be engaged, interested or involved whether financially or otherwise and whether directly or indirectly, in or with any company, business, firm, person or undertaking, carrying on a business similar to that of the Specified Activities; or
19.1.2.
subject to written approval of the board of the directors of ASPI, be a shareholder in any business carrying on or involved (directly or indirectly) in or with any business or activity forming part of the Specified Activities; or
19.1.3.
act as a consultant or advisor to any business carrying on or involved in or with any business or activity forming part of the Specified Activities; or
19.1.4.
financially assist in any manner whatsoever any person, partnership, company, body corporate or association of any nature whatsoever which carries on or conducts any business or activity forming part of the Specified Activities.
19.2.
Each undertaking referred to in clause 19.1:
19.2.1.
is entirely separate and separately enforceable from the other undertakings referred to in clause 19.1, and shall be deemed to have been given as a separate undertaking in relation to each province in the Territory; and
19.2.2.
may be enforced by any Group entity.
19.3.
It is recorded that the Employee has given the undertakings referred to above and in clause 20 below, in consideration of the considerable benefits and advantages which they will gain by virtue of their employment by the Company and, hereby acknowledges that the aforesaid restraints are fair and reasonable and, go no further than is reasonably necessary to protect the proprietary interests of the Group.
20.
NON-SOLICITATION

The Employee hereby irrevocably undertakes in favour of the Group that for a period of 12 (twelve) months after the Termination Date, the Employee will not anywhere in the Territory whether directly or indirectly, in any manner whatsoever and whether alone or jointly or together with or as principal, shareholder, director, employee, agent, consultant, partner or otherwise for any other person, partnership, company, body corporate or association of any nature whatsoever:

20.1.1.
solicit business from or otherwise approach or cause to be canvassed, solicited or approached any person who was a Client of the Group with respect to the Specified Activities and/or who was a supplier of the Group with respect to the Specified Activities, during the currency of their employment with the Company, and offer goods and/or services with respect to the

Specified Activities, or accept orders for such goods or services from any person who was a Client during any time of their employment; and
20.1.2.
solicit, induce or entice away from the Group or, in connection with any business with respect to the Specified Activities, employ, engage or appoint or in any way cause to be employed, engaged or appointed any person who was an employee of the Group prior to the Employee leaving the Company and with whom the Employee had personal contact whilst performing their duties.
21.
DISCLOSURE
21.1.
The Employee is required to disclose and declare all outside or other interests including, without limitation, directorships in companies and memberships in close corporations which are or may potentially be in conflict with the interests of the Company. The Company may require the Employee to refrain from such activities.
21.2.
The Employee is further obliged to disclose forthwith to the Company the conviction of the Employee, at any time, of any offence listed in the schedules to the Criminal Procedure Act, 1977.
21.3.
The Employee is further obliged to disclose forthwith to the Company any mental health or any medical deficiencies, conditions, or any such circumstances which could detrimentally affect the fulfilment of their duties with the Company as soon as the Employee becomes aware of such situation, consistent with applicable law.
22.
INTELLECTUAL PROPERTY
22.1.
The Employee hereby assigns to the Company all the Employee’s rights in the Intellectual Property, which the Employee may create whilst being employed by the Company, provided that such works are or were undertaken by the Employee in the course and scope of the Employee’s employment with the Company.
22.2.
No consideration shall be payable to the Employee in respect of the assignments referred to in clause 22.1 above.
22.3.
No further documentation need be executed to give effect to the aforegoing but at the request and expense of the Company, the Employee undertakes to execute all such documents as it may require for the purpose of confirming the vesting of any Intellectual Property hereby assigned.
23.
TRADE SECRETS
23.1.
By virtue of the Employee’s employment by the Company they have and will continue to have, access to the Group’s Trade Secrets.
23.2.
If upon or after the Termination Date and during the period referred to in clause 19.1 for any reason whatsoever, the Employee was to become employed by or otherwise associated with or interested in any present or future competitor of the Group, the Group’s proprietary interests in the Trade Secrets would be prejudiced.
23.3.
In order to protect the Group's proprietary interests in the Trade Secrets the Employee undertakes in favour of the Company and in addition to and without limiting any other undertakings given by them in these Conditions, that throughout the period referred to in clause 19.1:

23.3.1.
they will not, whether directly or indirectly, use any of the Trade Secrets, or divulge or disclose them to any other persons whomsoever, without the prior written consent of the Company;
23.3.2.
any written instructions, notes, memoranda or records of whatsoever nature relating to the Trade Secrets which may have been made by them or which may have come into their possession shall be deemed to be the property of the Company; and accordingly shall be surrendered by them to the Company at the latter's election on demand by the Company;
23.3.3.
they will not retain any copies of the instructions, notes, memoranda or records referred to under clause 23.3.1 or any extracts therefrom, upon the surrender thereof by them in terms of clause 23.3.1;
23.4.
The Employee shall not, during the currency of their engagement or after the Termination Date, be entitled whether for their own benefit or that of others, to make use or avail themselves of or to derive profit from any information or knowledge specifically related to the business or affairs of the Group or any of its Clients which they shall or may have acquired by reason of their position in or association with the business of the Company.
23.5.
The Employee undertakes that they will not at any time during the currency of these Conditions, or after termination hereof, disclose any Trade Secrets which comes to their knowledge, not being information which comes from an independent third person, save as provided for in clause 23.6.
23.6.
The Employee shall be at liberty to disclose the Trade Secrets to such person to whom it shall be necessary to make such disclosure for the purpose of implementing their obligations under these Conditions, provided that the Employee shall, before making such disclosure, ensure that all reasonable precautions are taken to ensure that any person to whom such disclosure is made shall at all times observe strict secrecy of such information.
24.
INVENTIONS
24.1.
The Employee hereby irrevocably cedes, assigns, transfers and makes over to the Company all of their right, title and interest in and to all inventions connected with or applicable to or in the business of the Group, made or conceived in whole or in part by them anywhere in the world:
24.1.1.
whether in or out of normal working hours;
24.1.2.
either alone or in conjunction with others;
24.1.3.
whether patentable or not; and
24.1.4.
whether in pursuance of specific instructions or not.
24.2.
Upon such invention coming into existence, and no further documentation need be executed to give effect to the aforegoing.
24.3.
The provisions of clause 24.1 shall not apply to any inventions which are made otherwise than within the course and scope of the Employee’s employment in terms hereof.
24.4.
No consideration shall be payable to the Employee in respect of the assignments referred to in clause 24.1.

24.5.
The Employee hereby irrevocably grants to the Company, who accepts, the sole and exclusive royalty-free licence, to the exclusion of the Employee, with the rights to sub-licence, make, use, exploit, market, deal in and exercise, in such manner as the Company thinks fit, any inventions and any improvements thereto, made or conceived in whole or in part by the Employee:
24.5.1.
outside the course and scope of the Employee’s employment in terms of these Conditions, but which relates to the business of the Company or which cannot be assigned or otherwise transferred to the Company in accordance with clause 24.1;
24.5.2.
whether in or out of normal working hours;
24.5.3.
whether patentable or not;
24.5.4.
either alone or in conjunction with others;
24.5.5.
whether in pursuance of specific instructions or not; and

upon such inventions coming into existence and no further documentation need be executed to give effect to the aforegoing.

24.6.
Subject to clause 24.3, the provision of clauses 24.3 and 24.5 shall apply, without prejudicing the generality of those provisions:
24.6.1.
worldwide;
24.6.2.
to all of the rights of the Employee to apply for and obtain letters patent at any patent registry Worldwide;
24.6.3.
to any proprietary rights available to the Employee under the provisions of any international convention based on any patent application filed in any country in respect of such inventions; and
24.6.4.
to any improvements in respect of such inventions.
24.7.
The Employee irrevocably undertakes that they shall:
24.7.1.
inform the Company upon the inception of any such invention or improvements thereto and continuously thereafter of all steps in the progress thereof to completion, on a confidential and secret basis;
24.7.2.
at no time disclose any such invention or improvement thereto, or any information relating thereto, to any person save in terms of clause 24.7.1;
24.7.3.
subject only to clause 24.7.1, at all times during the making, testing and working of any such invention or improvement thereto, keep it and all information pertaining thereto secret and confidential;
24.7.4.
complete such documentation, do all such things and furnish such information, as the Company may, at any time, require in order to enable it to obtain comprehensive statutory protection anywhere in respect of any invention or improvement contemplated in clause 24.1;

24.7.5.
at the Company's expense, obtain such comprehensive statutory protection anywhere as the Company may, at any time, require in respect of any such invention or improvements contemplated in clause 24.5;
24.7.6.
sign such documentation and assist the Company in such way as it may require to enable it to be recorded as the licensee in respect of any patents or other right as acquired in terms of clause 24.7.5;
24.7.7.
furnish the Company upon request with such information and assistance in regard to any invention or improvement as may be required for the optimum utilisation and application thereof;
24.7.8.
at no time and in no way interfere with any licensing or marketing activity by the Company pertaining to any such invention or improvement thereto or to any goods or processes produced pursuant thereto;
24.7.9.
furnish the Company with all information and data used in making any such invention or improvement;
24.7.10.
not infringe the rights of any other person in making any such invention or improvement.
24.8.
The right and licence granted in clause 24.5 shall be:
24.8.1.
for a period of twenty years, from the date upon which such inventions or improvements came into existence; or
24.8.2.
for the life of any patent, patent of addition or other statutory protection obtained in respect of any such inventions or improvements;

whichever is the longer.

24.9.
The right and licence granted in clause 24.5 shall be binding upon the Employee's successors and assigns and upon their successors and assigns and any assignment, cession or other transfer made contrary to the provisions hereof or which prejudices the Company's rights herein, shall be null and void.
24.10.
The provisions of this clause 24 of these Conditions shall be effective for the period of employment of the Employee and for a further 12 (twelve)-month period after the Termination Date.
25.
CONFIDENTIALITY
25.1.
The Employee agrees not to disclose or divulge at any time, either during the Employee’s employment or after the Termination Date, the Confidential Information, save insofar as it is necessary for the ordinary conduct of the business of the Company.
25.2.
The Employee agrees not to disclose or divulge at any time, either during or after the Employee’s employment with the Company, any information in respect of any fellow Employee, customer or Client of the Company obtained in the course of the Employee’s employment or otherwise, which information includes, but is not limited to, any term and/or condition of employment of a fellow employee such as their remuneration, any medical condition of a fellow employee, and the disciplinary records of fellow employees.

25.3.
Any breach of this confidentiality undertaking will be subject to disciplinary action in terms of the Company’s disciplinary procedure and may lead to the Employee’s dismissal.
26.
ACCESS
26.1.
It is recorded that any right of access the Employee has to any of the premises of the Company is dependent upon the Employee actually rendering performance and actually fulfilling their duties with the Company in terms of these Conditions or any Code of Conduct applicable from time to time. Should the Employee breach any provision of these Conditions the Company shall be entitled to require the Employee to immediately vacate the Company’s premises.
27.
SECURITY
27.1.
The Company’s security regulations will be observed by the Employee and may, at the discretion of the Company, be varied from time to time.
27.2.
The Employee will not unlawfully possess any substance, article or thing which is the property of the Company or any employee of the Company.
27.3.
The Employee hereby irrevocably consents to:
27.3.1.
a duly authorised representative of the Company or a security Company engaged by the Company from time to time, to search the Employee or any article in the Employee’s possession or control, or any article worn by the Employee or in the Employee’s possession at the Company’s premises for the unlawful presence of any substance, article or thing; and
27.3.2.
undergo a polygraph examination at any time, at the request of the Company.
28.
RETURN OF ASSETS AND RECORDS

On the Termination Date, the Employee shall immediately deliver to the Company all assets, equipment, personal protective equipment, records, documents, accounts, letters, notes, memoranda and papers of every description within the Employee’s possession or control relating to the affairs and business of the Company, whether or not they were originally supplied by the Company.

29.
TERMS AND CONDITIONS OF EMPLOYMENT
29.1.
The employment relationship is governed by the LOA, these Conditions and the Code of Conduct, as amended from time to time, including any rules and regulations in regard to security and health and safety. In the event of a conflict between the provisions of the LOA, these Conditions and the Code of Conduct, the LOA shall take precedence over these Conditions and the Code of Conduct, and the Code of Conduct shall take precedence over these Conditions.
29.2.
It is the Company’s policy that fair employment practices be followed and that existing policies and procedures be utilised in order to maintain fairness in the employment relationship.
29.3.
Any grievance and matters affecting conditions of employment should be raised with the management in terms of the Company’s grievance procedure.

30.
HEALTH AND SAFETY

The Employee must comply with the Company's health and safety rules and procedures. The Employee is also required to take all practical steps to ensure their own fitness for work and safety, as well as the safety of others in the workplace. The Employee must ensure they maintain the ability to perform their duties safely and effectively. The Employee must advise the Company of any medical condition (including stress related symptoms) that may impact their ability to perform their duties safely or effectively.

31.
PERSONAL PROTECTIVE EQUIPMENT

Employees must use the appropriate personal protective equipment assigned for any relevant tasks and according to the Company’s health and safety policy.

32.
DESIGNATED SMOKING AREAS

Smoking is permitted only in designated areas.

33.
GENERAL
33.1.
Any latitude, extension of time or other indulgence which may be granted to the Employee by the Company or any failure by the Company to enforce any of its rights under these Conditions at any time, shall not, under the circumstances, be deemed to be a waiver of any of the Company’s rights thereafter to enforce and compel strict compliance with the terms and conditions of these Conditions.
33.2.
If and to the extent that the Employee is subject to United States law:
33.2.1.
Nothing in these Conditions or the LOA restricts or prohibits the Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a governmental, law enforcement, or regulatory authority, including without limitation the Securities and Exchange Commission, the Department of Justice, the Equal Employment Opportunity Commission, the National Labor Relations Board, Congress, any agency inspector general or any other federal, state or local regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Employee does not need the prior authorization of the Company, and/or ASPI to engage in conduct protected by this subsection, and the Employee does not need to notify the Company, and/or ASPI that the Employee has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
33.2.2.
If and to the extent applicable, these Conditions and the LOA are intended to comply with section 409A of the U.S. Internal Revenue Code of 1986, as amended, and its corresponding regulations (collectively “Section 409A”), or an exemption, and payments may only be made under these Conditions and the LOA upon an event and in a manner permitted by Section 409A, to the extent applicable, including, if applicable, the six month delay under Section 409A for specified employees. If and to the extent required by Section 409A, (i) payments to be made upon a termination of employment under these Conditions or the LOA may only be made upon a “separation from service” under Section 409A, (ii) each payment hereunder shall be treated as a separate payment and the right to a series of instalment payments under these Conditions or the LOA shall be treated as a right to a series of separate payments, (iii) in no event may the Employee, directly or indirectly, designate the calendar year of a payment, and (iv) if a payment that is subject to execution of a release could be made in more than one taxable year, payment shall be made in the later taxable year, and (v) reimbursements and in-kind benefits provided under these Conditions or the LOA shall be made or provided in accordance with the requirements of section 409A. Notwithstanding anything in these Conditions or the LOA to the contrary, the Group shall not have any liability with respect to taxation under Section 409A.
33.3.
These Conditions and the LOA shall constitute the entire contract between the parties who by their signatures hereby acknowledge that no representations have been made or warranties given or conditions to stipulations attached to any of the matters referred to in these Conditions.
33.4.
All prior agreements to these Conditions and the LOA will be deemed null and void, and have no effect on these Conditions after the Signature Date.
34.
DOMICILIUM
34.1.
Each Party chooses the address set out in the LOA as its address at which all notices, legal processes and other communications must be delivered for the purposes of these Conditions.
34.2.
Any notice or communication required or permitted to be given in terms of these Conditions shall be valid and effective only if in writing, which includes any notice and/or communication via email, provided that such email is addressed to the correct email address, as stipulated in clause 31.1 above.
34.3.
Any Party may by written notice to the other Party change its chosen address to another physical address, provided that the change shall become effective on the fourteenth day after receipt of the notice by the addressee.
34.4.
Any notice to a Party contained in a correctly addressed envelope:
34.4.1.
sent by courier to it at its chosen address; or
34.4.2.
delivered by hand to a responsible person during ordinary business hours at its chosen address shall be deemed to have been received on the date of delivery or the 5th day after sending, as the case may be.
35.
SEVERABILITY

If any provision or portion of these Conditions or the LOA is determined to be invalid or unenforceable for any reason, in whole or in part, the remainder of these Conditions and/or the LOA will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

36.
PERSONAL INFORMATION
36.1.
The Employee hereby verifies that all personal information provided to the Company is true and correct and gives the Company permission to process any of the Employee’s personal information (as currently defined in the Protection of Personal Information Act 4 of 2013 or any legislation which may amend and/or supersede the aforementioned Act from time to time (“Personal Information Legislation”):
36.1.1.
for any purposes connected with employment, including but not limited to maintaining personal contact details, to comply with applicable legislation, payroll and remuneration, implementing health management systems, performance evaluation, training, development planning, occupational health and safety, security and access control, implementation of medical aid schemes and retirement funding, administration of benefits, to ensure employees proceed on sick leave and maternity leave when necessary, to protect employees’ beliefs and culture, employment and credit references, succession and contingency planning;
36.1.2.
in order to comply with laws and other measures designed to protect or advance persons, or categories of persons, disadvantaged by unfair discrimination;
36.1.3.
in order to implement collective agreements and/or to process union stop orders, where applicable; and
36.1.4.
in order to protect the Company’s legitimate interests in respect of criminal offences which have been committed by the Employee or can reasonably expected to be lodged against the Employee or other employees of the Company.
36.2.
For purposes of this paragraph 36, “processing” refers to processing as defined in the Personal Information Legislation and includes but is not limited to collecting, receiving, recording, organising, collating, storing, updating, retrieving, altering, using, disseminating, distributing, merging, linking, blocking, degrading, erasing or destroying of any personal information.
36.3.
The Employee similarly consents to the processing, analysing and assessment of the Employee’s personal information by any other third party duly designated by the Company for that purpose, whether based in South Africa or in other jurisdictions. Any of the Employee’s personal information will only be used by any such third parties in accordance with the instructions of the Company.
36.4.
The Employee warrants that any and all personal information provided by the Employee to the Company shall at all times be true and correct and that the provision of inaccurate and/or misleading personal information shall constitute serious misconduct, subject to appropriate disciplinary action.
36.5.
The processing of personal information by the Company shall further be subject to the applicable legislation and policy regulating this in place at the Company, and as amended from time to time in the sole discretion of the Company. The Company shall ensure that the Employee is aware of the aforementioned policy and any amendments thereto.

Kindly retain a copy of these Conditions for your own records and sign the original hereof in order to signify your acceptance eof the terms and conditions of your employment contained herein.

DATE:

I have received and read a copy of this letter. I confirm that that the contents hereof have been explained to me and I confirm that I understand and accept the terms and conditions of employment contained herein.

AS WITNESSES:

/s/ Nicholas M. Mitchell_
Nicholas M. Mitchell

DATE: 9/22/2026